Exhibit 99.1

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

POLYCOM ANNOUNCES ANTICIPATED RESULTS FOR THIRD QUARTER

PLEASANTON, Calif. – October 2, 2007 – Polycom, Inc. (NASDAQ: PLCM), the world’s leading provider of unified collaborative communications solutions, today announced anticipated results for the third quarter of 2007.

The Company expects to report net revenues for the quarter ended September 30, 2007, in the range of $235 million to $239 million, compared with net revenues of $173.2 million in the third quarter of 2006. Additionally, the Company expects to report earnings per diluted share for the third quarter in the range of $0.33 and $0.35 on a Non-GAAP basis, compared with $0.27 per diluted share in the third quarter of 2006, and between $0.19 and $0.21 on a GAAP basis, compared with $0.19 per diluted share for the comparable period last year. (Please refer to the note below and the reconciliation table for more details on Non-GAAP reconciliation.)

Based on preliminary information, Polycom expects to report growth in backlog to the range of $50 million and $52 million compared to $47.6 million in the second quarter of 2007. Further, deferred revenue is also expected to grow sequentially and year-over-year.

By region, the Company anticipates reporting:

•	Revenue growth sequentially and year-over-year in North America; however, North America was not as seasonally strong as is typical;

•	Revenue growth sequentially and year-over-year in EMEA and Latin America; and

•	Year-over-year revenue growth, but a seasonal sequential decline, in Asia.

By product line, the Company anticipates reporting:

•	Strong year-over-year growth and modest sequential growth in video solutions, including continued sequential and year-over-year growth in the network systems offering; and

•	Strong growth in VoIP and sequentially flat revenues with our SpectraLink products leading to modest growth in voice communications.

“Our results for the quarter were driven by strength in key international markets across our entire product line, offset by less than typical seasonal growth in U.S. sales,” said Robert Hagerty, president and CEO. “We look forward to announcing full third quarter results on October 17, 2007.”

Third Quarter 2007 Earnings Announcement

These anticipated results are based on management’s initial analysis of operations for the quarter ended September 30, 2007. The Company will announce its final results for the quarter as planned after market close on October 17, 2007.

Non-GAAP financial measures exclude stock-based compensation expense, the effect of stock-based compensation expense on warranty rates, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related costs, purchased in-process research and development costs, amortization and impairment of purchased intangibles, restructuring costs, litigation reserves and payments, gain (loss) on strategic investments, and the income tax effect of the preceding adjustments. Including the effects of these Non-GAAP items, the Company expects GAAP net income for the third quarter of 2007 to be in the range of $0.19 to $0.21 per diluted share, compared with GAAP net income of $0.19 per diluted share for the comparable period last year.

The reconciliation of the anticipated range of GAAP net income per diluted share to the anticipated Non-GAAP net income per diluted share for the three months ended September 30, 2007 and the reconciliation of the GAAP net income per diluted share to the Non-GAAP net income per diluted share for the three months ended September 30, 2006 is set forth at the end of this press release.

About Polycom

Polycom, Inc. is the worldwide leader in unified collaborative communications (UCC) that maximize the efficiency and productivity of people and organizations by integrating the broadest array of high definition video, wired and wireless voice, and content solutions to deliver the ultimate collaborative experience. Polycom’s high quality, standards-based conferencing and collaboration solutions are easy to deploy and manage, as well as intuitive to use. Supported by an open architecture, they integrate seamlessly with leading telephony, workplace wireless telephony, and presence-based networks. With its market-driving technologies, best-in-class products, alliance partnerships, and world-class service, Polycom is the smart choice for organizations seeking proven solutions and a competitive advantage from on-demand communications and collaboration. For additional information, call 800-POLYCOM or visit the Polycom web site at www.polycom.com.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events, including statements about our expected revenues, earnings, backlog and deferred revenue, and regional and product line performance, for the quarter ended September 30, 2007. These forward-looking statements are subject to risks and uncertainties, including potential discrepancies between management’s initial analyses of operating results for the quarter ended September 30, 2007, and the final analyses of third quarter earnings to be announced on October 17, 2007. Further risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

Polycom and the Polycom logo are registered trademarks of Polycom in the U.S. and various countries. ©2007, Polycom, Inc. All rights reserved.

POLYCOM, INC.

Reconciliation of GAAP net income per diluted share to

Non-GAAP net income per diluted share

(Unaudited)

	Three months ended
	September 30, 2007		September 30, 2006
	(Anticipated)		(As Reported)
	Low end of range	High end of range
GAAP net income per diluted share	$0.19	$0.21	$0.19

Stock-based compensation expense	0.12	0.12	0.07
Acquisition-related costs	0.01	0.01	—
Amortization of purchased intangibles	0.06	0.06	0.02
Restructuring costs	—	—	0.02
Income tax effect of above adjustments	(0.05)	(0.05)	(0.03)

Non-GAAP net income per diluted share	$0.33	$0.35	$0.27

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Polycom uses Non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Polycom’s underlying operational results and trends and our marketplace performance. For example, the Non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted Non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with generally accepted accounting principles in the United States.